Exhibit 99.1

Xplore Technologies Secures Rugged Tablet Order from

a Leading Natural Gas Provider

The $1.4 million order extends company penetration in the natural gas industry

AUSTIN, Texas – April 1, 2014 – Xplore Technologies Corp. (NASDAQ: XPLR), the manufacturer of the world’s most powerful, longest-lasting and ultra-rugged tablets on the market, secured a purchase order for approximately $1.4 million of its iX104 series ultra-rugged tablets from a leading natural gas provider to the southeastern United States. The order is expected to ship during the second quarter of 2014.

The ultra-rugged tablets will be distributed to their field service technicians and site supervisors, and used for pipeline measurement, at construction sites, and during pipeline inspections. Xplore’s tablets were selected for their ultra-rugged construction, best sunlight readability in the market and high-accuracy global positioning system.

“When you’re working with heavy machinery and in hard hat areas, your tablet has to keep up; Xplore’s tablets excel in those situations and will keep the gas provider operating efficiently,” said Mark Holleran, president and chief operating officer for Xplore Technologies. “The utility industry once relied solely on rugged laptops, but many companies have found that rugged tablets are a better fit when you’re considering mobility, lifespan and total cost of ownership.”

“We’re seeing new growth in the utility and similar industries with rugged tablets,” said Phil Sassower, chairman and chief executive officer for Xplore Technologies. “This is a great win for Xplore and encouraging for rugged tablet adoption where laptops used to reign.”

The iX104 ultra-rugged product line is the most durable, powerful and longest-lasting industrial tablet PC in its class. For natural gas operators, its ATEX certification and ability to operate in hazardous areas without causing sparks make it the ideal choice. It is MIL-STD-810G certified and IP67 rated, boasts a seven-foot drop rating and is dust proof and fully submersible.

For more information on Xplore Technologies, please visit www.xploretech.com; you can read more about the iX104 ultra-rugged tablet series at http://www.xploretech.com/products.

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of truly rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

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